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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Glacier Bancorp, Inc.
Kalispell, Montana

We consent to the incorporation by reference in the registration statement of Glacier Bancorp, Inc. on Form S-4 of our reports dated February 27, 2008, on our audits of the consolidated financial statements of Glacier Bancorp, Inc. as of December 31, 2007, 2006 and 2005, and for the years then ended, which report is included in the December 31, 2007, annual report on Form 10-K of Glacier Bancorp, Inc. We also consent to the incorporation by reference of our report dated February 27, 2008, on our audit of the internal control over financial reporting of Glacier Bancorp, Inc. as of December 31, 2007, which report is included in the annual report on Form 10-K of Glacier Bancorp, Inc. We also consent to the reference to our firm under the caption "Experts."


/s/ BKD, LLP

Denver, Colorado
September 11, 2008